Exhibit 99.1

Press Release

Hilb, Rogal and Hamilton Company

Contact:  Liz Cougot

4951 Lake Brook Drive

Phone: (804) 747-6500

Glen Allen, Virginia 23060-9272

Fax:  (804) 747-6046

FOR IMMEDIATE RELEASE

September 18, 2003

HILB, ROGAL AND HAMILTON COMPANY ANNOUNCES NEW NAME AND
CORPORATE IDENTITY

RICHMOND, VA-Hilb, Rogal and Hamilton Company (NYSE:HRH), the world's 10th  largest insurance and risk management intermediary, announced today that its board of directors has approved and recommended to its shareholders, a charter amendment to change the company's name.  The proposed new name is Hilb Rogal & Hobbs Company.  The acronym and the New York Stock Exchange trading symbol remain HRH.  While the charter amendment will be submitted for shareholder approval at the May 2004 annual meeting, the company will begin to do business under the new name immediately.

"We are changing our name, logo and corporate identity to reflect the talent and strengths of our enterprise today," said Martin L. Vaughan, III, chairman and chief executive officer.  "By bringing together like-minded agencies and entrepreneurs through a program of carefully selected acquisitions and the attraction of professional talent, we have evolved into a powerful organization capable of delivering a broader range of customized and innovative solutions to clients of any size.  These changes are designed to recognize the strategic contribution of Hobbs Group to HRH and the equity of its brand identity in the risk management community."

For additional information about HRH’s new logo and elements of the new identity, please visit www.hrh.com.

Hilb Rogal & Hobbs Company is the nation’s seventh largest insurance and risk management intermediary.  With offices located throughout the United States, HRH assists clients in managing their risks in areas such as property and casualty, employee benefits and many other areas of specialized exposure.  The company is traded on the New York Stock Exchange, symbol HRH, and is ranked the 10th largest insurance and risk management intermediary in the world.

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